Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Social Capital Suvretta Holdings Corp. I (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 20, 2021, except for Note 4 and Note 8, as to which the date is June 1, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Social Capital Suvretta Holdings Corp. I as of March 2, 2021 and for the period from February 25, 2021 (inception) through March 2, 2021, appearing in the Registration Statement on Form S-1, as filed (File 333-256723) of Social Capital Suvretta Holdings Corp. I.

/s/ Marcum LLP

Marcum LLP

Philadelphia, PA

June 29, 2021